SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 31, 2007
Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)
Georgia
(State or other jurisdiction of incorporation)
0-3576
(Commission File Number)
58-0869052
(IRS Employer Identification Number)
191 Peachtree Street NE, Suite 3600, Atlanta, Georgia 30303-1740
(Address of principal executive offices)
Registrant’s telephone number, including area code: (404) 407-1000
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
The information in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 31, 2007, an affiliate of Cousins Properties Incorporated (the “Company”), 250 Williams Street LLC (“250 Williams”), executed a commercial-mortgage-backed-securities loan agreement with J. P. Morgan Chase Bank, N.A. This loan is non-recourse to the Company, subject to customary non-recourse “carve-outs,” and is collateralized by The Inforum, a 995,000 square foot office building in downtown, Atlanta, Georgia. The principal amount of the loan is $136 million, with an interest rate of 6.4515% and a maturity of September 1, 2017. Payments are due monthly under the loan, with interest only due through September 1, 2011, and principal and interest due monthly thereafter based on a 30-year amortization schedule. After the payment of any loan related costs and reserve fund deposits as required by the lender, proceeds of the loan may be used for general corporate purposes.
250 Williams, which holds title to The Inforum, is a special purpose entity owned by the Company and its wholly-owned subsidiary, 205 Williams Street Manager, Inc. The assets of 250 Williams are not available to settle other debts of the Company or its subsidiaries and 250 Williams is not a guarantor under the Company’s 2007 Amended and Restated Credit Facility. Cash flows of 250 Williams are available for distribution to the Company so long as an event of default under the loan agreement has not occurred or would result therefrom, which events are of standard and customary nature and are defined in the loan agreement.
The loan agreement is filed as Exhibit 10.1 to this report.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Loan Agreement dated as of August 31, 2007, between Cousins Properties Incorporated, a Georgia corporation, as Borrower and JP Morgan Chase Bank, N.A., a banking association chartered under the laws of the United States of America as Lender

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: September 7, 2007

COUSINS PROPERTIES INCORPORATED
By:	/s/ Robert M. Jackson
Robert M. Jackson
Senior Vice President, General Counsel and Corporate Secretary